Exhibit 99.1

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Press Release

FOR IMMEDIATE RELEASE	November 10, 2023

Julie Sloat and Louis Pinkham Named to Jacobs Board of Directors
Both bring deep business, financial and technology leadership and a commitment to sustainability and innovation
DALLAS – Jacobs (NYSE:J) announced today the election of Julie Sloat and Louis Pinkham to its Board of Directors, effective December 1, 2023. With considerable experience across business, technology, manufacturing and energy transition, they bring to the board a proven track record of scaling ground-breaking products and services, developing organizations, and building cross-industry strategic partnerships.
As current Chair, CEO & President of American Electric Power Company Inc. (AEP), Sloat has delivered best-in-class leadership in the energy transition market during her long tenure at the company. Most recently she served as AEP’s president and chief financial officer and has held several key leadership positions across treasury, investor relations, enterprise risk management and business continuity. She was previously responsible for all aspects of electric service for AEP Ohio's 1.5 million customers and leading 1,500 employees plus contract employees. In addition to her AEP career, Sloat was vice president of Corporate Finance and Investor Relations at Tween Brands, Inc. and held positions at Bank One and M&T Bank.
As current CEO of Regal Rexnord Corporation, Pinkham brings a vision for creating a better tomorrow and a strong focus on talent management while driving innovation and growth initiatives. He previously served as Senior Vice President of Crane Co., an industrial products manufacturer, where he helped transform a legacy business to become a cornerstone of growth. Prior to that, he held several global leadership positions in energy and power including senior vice president and general manager of Critical Power Solutions at Eaton Corporation and as a process design and development engineer at Molecular Biosystems.
Jacobs CEO Bob Pragada said, “As we increase our focus on critical infrastructure, sustainability and data-driven solutions, we are excited to welcome Julie Sloat and Louis Pinkham to Jacobs’ Board of Directors.”
Jacobs Executive Chair Steve Demetriou said, “Louis and Julie’s respective leadership capabilities in business and financial operations, risk management and innovative technologies are aligned and complementary to the board and the respective inroads they’ve made in their careers echo our company’s purpose – creating a more connected, sustainable world.”
Sloat serves on the boards of American Electric Power Company Inc., Columbus Downtown Development Corporation, Edison Electric Institute, Ohio Business Roundtable, Pelotonia, The Columbus Partnership and the U.S. Business Roundtable. She is Chair of the Board of the James Cancer Hospital Foundation and holds a bachelor’s and master’s degree in business administration from The Ohio State University.
Pinkham serves on the board of Regal Rexnord Corporation and also the Board of Trustees for the University of Chicago Medical Center, the Museum of Science and Industry in Chicago and the Manufacturers Alliance for Productivity and Innovation (MAPI). He is actively engaged in his community as a member of the Commercial Club of Chicago, the Civic Club of Chicago and the Economic Club of Chicago and holds a bachelor’s degree in engineering from Duke University, a master’s degree in engineering management from Northwestern University’s McCormick School of Engineering and an MBA from Northwestern University’s Kellogg Graduate School of Management.
Following these additions to the Jacobs Board, it will be comprised of 13 members from diverse geographic, industry, government, technical and business backgrounds, providing a robust governance structure that aligns with the company's strong emphasis on inclusion. Jacobs’ board is 54% female and ethnically diverse.
At Jacobs, we're challenging today to reinvent tomorrow by solving the world's most critical problems for thriving cities, resilient environments, mission-critical outcomes, operational advancement, scientific discovery and cutting-edge manufacturing, turning abstract ideas into realities that transform the world for good. With approximately $15 billion in annual revenue and a talent force of more than 60,000, Jacobs provides a full spectrum of professional services including consulting, technical, scientific and project delivery for the government and private sector. Visit jacobs.com and connect with Jacobs on Facebook, Instagram, LinkedIn and X.

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Certain statements contained in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not directly relate to any historical or current fact. When used herein, words such as "expects," "anticipates," "believes," "seeks," "estimates," "plans," "intends," "future," "will," "would," "could," "can," "may," and similar words are intended to identify forward-looking statements. We base these forward-looking statements on management's current estimates and expectations, as well as currently available competitive, financial and economic data. Forward-looking statements, however, are inherently uncertain. There are a variety of factors that could cause business results to differ materially from our forward-looking statements including, but not limited to, the timing of the award of projects and funding and potential changes to the amounts provided for under the Infrastructure Investment and Jobs Act, as well as general economic conditions, including inflation and the actions taken by monetary authorities in response to inflation, changes in interest rates and foreign currency exchange rates, changes in capital markets, the possibility of a recession or economic downturn, geopolitical events and conflicts, and the impact of the COVID-19 pandemic, including the related reaction of governments on global and regional market conditions, among others. For a description of some additional factors that may occur that could cause actual results to differ from our forward-looking statements, see the discussions contained under Item 1 - Business; Item 1A - Risk Factors; Item 3 - Legal Proceedings; and Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations in our most recently filed Annual Report on Form 10-K, and  Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations; Item 1 - Legal Proceedings; and Item 1A - Risk Factors in our most recently filed Quarterly Report on Form 10-Q, as well as the company's other filings with the Securities and Exchange Commission. The company is not under any duty to update any of the forward-looking statements after the date of this press release to conform to actual results, except as required by applicable law.

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